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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2018 FINANCIAL RESULTS

•	Sales of $375 million, up 3%; Organic Sales up 1%

•	Operating Margin of 17.0%; Up 120 bps from Last Year’s Adjusted Operating Margin of 15.8%

•	Diluted EPS of $0.93, up 13% from the Prior Year Period; On an Adjusted Basis, Up 11% to $0.90

•	2018 Expected Sales Growth of 5% to 6%; Organic Sales Growth of 4% to 5%

•	2018 Adjusted Net Income of $3.18 to $3.28 per Share; Up 10% to 14% from 2017 Adjusted Net Income of $2.88 per Share

BRISTOL, Conn., July 27, 2018 - Barnes Group Inc. (NYSE: B), a global provider of highly engineered products and differentiated industrial technologies, today reported financial results for the second quarter 2018. Net sales of $375 million were up 3% from $364 million in the prior year period driven by organic sales growth (1) of 1% and favorable foreign exchange of 2%. Net income for the second quarter was $49.4 million, or $0.93 per diluted share, compared to net income of $45.0 million, or $0.82 per diluted share, a year ago. On an adjusted basis, net income was $0.90 per diluted share, up 11% from $0.81 last year. Second quarter 2018 adjusted diluted net income excludes a benefit of $0.03 related to U.S. Tax Reform while adjusted diluted net income per share in the second quarter of 2017 excludes restructuring actions which provided a net benefit of $0.03 and short-term purchase accounting adjustments of $0.02 related to the FOBOHA acquisition in our Industrial Segment.
A table reconciling 2018 and 2017 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“Barnes delivered an excellent second quarter of financial performance on continued strength of our Aerospace business and further improvement in our Industrial business,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Operating income increased, operating margin expanded, and total backlog reached another record level. Given the solid performance delivered in the first half, and with a positive expectation for the remainder of the year, we have again raised our outlook for 2018,” added Dempsey.

Industrial

•
Second quarter 2018 sales were $249.6 million, down 1% from $251.8 million in the prior year period. Organic sales decreased by 4%, while favorable foreign exchange increased sales by $7.1 million, or 3%.

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•
Operating profit in the second quarter was $38.3 million, up 1% from an adjusted $37.9 million in the prior year period. Operating profit benefited from favorable productivity, which was offset in part by the profit impact of lower organic sales. Operating margin was 15.4%, up 40 bps from last year’s adjusted 15.0%.

Aerospace

•
Second quarter 2018 sales were $125.7 million, up 12% from $112.7 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased 7% while aftermarket sales increased 21% from continuing growth in maintenance, repair and overhaul, and spare parts sales.

•
Operating profit was $25.6 million for the second quarter of 2018, up 29% as compared to $19.9 million in the prior year period, reflecting the profit impact from higher sales volumes offset in part by scheduled price deflation. Operating margin of 20.3% was up 270 bps from 17.6% a year ago, benefitting from the higher aftermarket contribution.

•
Aerospace OEM backlog ended the second quarter 2018 at a record $818 million, up 22% compared to a year ago and up 12% sequentially from the first quarter of 2018. The Company expects to ship approximately 45% of this backlog over the next 12 months.

Additional Information

•	Second quarter interest expense increased $0.6 million to $4.1 million as a result of a higher average effective interest rate versus a year ago.

•
Other expense, net for the quarter was $0.9 million versus income of $6.0 million in the prior year period. The second quarter of 2017 included a pre-tax pension curtailment gain of $7.4 million as a result of restructuring actions recorded in the quarter.

•
The Company’s effective tax rate was 15.9% in the second quarter of 2018 compared with 15.4% in the second quarter of 2017. For the second quarter of 2018, the Company benefited from the reversal of certain tax valuation allowances, a discrete item worth approximately $0.08 per share. In addition, adjustments related to U.S. tax reform legislation, worth approximately $0.03 per share, benefited the quarter and have been excluded from adjusted income. The primary driver of last year’s lower tax rate was the merging of several legal entities in Switzerland which allowed the Company to adjust the valuation allowance on previously reserved net operating losses that would have otherwise expired which provided a discrete benefit of approximately $0.12 per share.

For the full year 2017, the Company’s effective tax rate was 69.6%. Excluding the impact of discrete tax expense related to the Tax Cuts and Jobs Act, the effective tax rate for 2017 would have been 20.2%.

Updated 2018 Outlook

Barnes Group expects 2018 total revenue growth of 5% to 6%, with organic sales growth of 4% to 5%. Foreign exchange and acquisition revenues are each anticipated to benefit revenues by approximately 1% for the year. Operating margin is forecast in the range of 16.0% to 16.5%. Earnings per share are expected to be in the range of $3.21 to $3.31, with adjusted earnings per share of $3.18 to $3.28, up 10% to 14% from 2017’s adjusted $2.88. Further, the Company continues to anticipate capital expenditures of between $60 to $65 million and cash conversion of greater than 100% of net income. Based upon our forecasted

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geographic mix of earnings, the effective tax rate for 2018 is expected to be approximately 24%, excluding the second quarter adjustment for U.S. tax reform.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss second quarter 2018 results at 8:30 a.m. ET today, July 27, 2018. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (844) 884-8225 in the U.S. or (647) 689-4194 outside of the U.S.; Conference ID 1985174. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 27, 2018 until 11:59 p.m. (ET) on Friday, August 3, 2018, by dialing (416) 621-4642; Conference ID 1985174.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; the impact of new or revised tax laws and regulations; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures; and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; product liabilities; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; government tariffs, trade agreements and trade policies; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the

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Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
Net sales	$375,315	$364,493	3.0	$741,975	$706,295	5.1

Cost of sales	237,608	242,538	(2.0)	474,742	462,087	2.7
Selling and administrative expenses	73,828	71,196	3.7	146,721	137,171	7.0
	311,436	313,734	(0.7)	621,463	599,258	3.7
Operating income	63,879	50,759	25.8	120,512	107,037	12.6

Operating margin	17.0%	13.9%		16.2%	15.2%

Interest expense	4,133	3,541	16.7	8,025	6,890	16.5
Other expense (income), net	947	(5,987)	NM	2,710	(5,434)	NM
Income before income taxes	58,799	53,205	10.5	109,777	105,581	4.0
Income taxes	9,370	8,178	14.6	21,530	22,251	(3.2)
Net income	$49,429	$45,027	9.8	$88,247	$83,330	5.9

Common dividends	$8,342	$7,527	10.8	$15,795	$14,524	8.8

Per common share:
Net income:
Basic	$0.94	$0.83	13.3	$1.66	$1.54	7.8
Diluted	0.93	0.82	13.4	1.65	1.52	8.6
Dividends	0.16	0.14	14.3	0.30	0.27	11.1

Weighted average common shares outstanding:
Basic	52,581,804	54,177,251	(2.9)	53,055,980	54,178,185	(2.1)
Diluted	53,135,742	54,722,211	(2.9)	53,608,447	54,686,172	(2.0)
NM - Not Meaningful

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2018	2017 (1)	% Change		2018	2017 (1)	% Change
Net sales
Industrial	$249,577	$251,845	(0.9)		$495,544	$479,185	3.4
Aerospace	125,739	112,662	11.6		246,437	227,132	8.5
Intersegment sales	(1)	(14)			(6)	(22)
Total net sales	$375,315	$364,493	3.0		$741,975	$706,295	5.1

Operating profit
Industrial	$38,316	$30,883	24.1		$70,694	$64,785	9.1
Aerospace	25,563	19,876	28.6		49,818	42,252	17.9
Total operating profit	$63,879	$50,759	25.8		$120,512	$107,037	12.6

Operating margin			Change				Change
Industrial	15.4%	12.3%	310	bps.	14.3%	13.5%	80	bps.
Aerospace	20.3%	17.6%	270	bps.	20.2%	18.6%	160	bps.
Total operating margin	17.0%	13.9%	310	bps.	16.2%	15.2%	100	bps.

Notes:
(1) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$120,462	$145,290
Accounts receivable	378,790	348,943
Inventories	251,047	241,962
Prepaid expenses and other current assets	55,943	32,526
Total current assets	806,242	768,721

Deferred income taxes	14,857	12,161
Property, plant and equipment, net	353,302	359,298
Goodwill	671,926	690,223
Other intangible assets, net	485,528	507,042
Other assets	31,045	28,271
Total assets	$2,362,900	$2,365,716

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$22,400	$5,669
Accounts payable	130,849	127,521
Accrued liabilities	202,209	181,241
Long-term debt - current	2,662	1,330
Total current liabilities	358,120	315,761

Long-term debt	565,193	525,597
Accrued retirement benefits	84,652	89,000
Deferred income taxes	70,296	73,505
Long-term tax liability	72,305	79,770
Other liabilities	19,171	21,762

Total stockholders' equity	1,193,163	1,260,321
Total liabilities and stockholders' equity	$2,362,900	$2,365,716

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2018	2017
Operating activities:
Net income	$88,247	$83,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,070	45,488
Loss (gain) on disposition of property, plant and equipment	52	(24)
Stock compensation expense	5,469	5,494
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(22,623)	(18,304)
Inventories	(23,057)	(10,743)
Prepaid expenses and other current assets	(9,905)	(642)
Accounts payable	5,282	15,717
Accrued liabilities	12,595	8,517
Deferred income taxes	(6,492)	(14,569)
Long-term retirement benefits	(725)	(12,533)
Long-term tax liability	(7,465)	—
Other	133	663
Net cash provided by operating activities	88,581	102,394

Investing activities:
Proceeds from disposition of property, plant and equipment	478	205
Capital expenditures	(24,335)	(27,325)
Business acquisitions, net of cash acquired	—	(8,811)
Revenue sharing program payments	(5,800)	—
Other	(1,000)	(3,000)
Net cash used by investing activities	(30,657)	(38,931)

Financing activities:
Net change in other borrowings	16,795	(20,925)
Payments on long-term debt	(313,512)	(49,311)
Proceeds from the issuance of long-term debt	353,089	74,716
Proceeds from the issuance of common stock	435	1,148
Common stock repurchases	(118,115)	(5,383)
Dividends paid	(15,795)	(14,524)
Withholding taxes paid on stock issuances	(175)	(240)
Other	(2,550)	(14,451)
Net cash used by financing activities	(79,828)	(28,970)

Effect of exchange rate changes on cash flows	(2,924)	3,865
(Decrease) increase in cash and cash equivalents	(24,828)	38,358

Cash and cash equivalents at beginning of period	145,290	66,447
Cash and cash equivalents at end of period	$120,462	$104,805

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2018	2017
Free cash flow:
Net cash provided by operating activities	$88,581	$102,394
Capital expenditures	(24,335)	(27,325)
Free cash flow (1)	$64,246	$75,069

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2018	2017 (2)	% Change		2018	2017 (2)	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$38,316	$30,883	24.1		$70,694	$64,785	9.1
FOBOHA short-term purchase accounting adjustments	—	1,193			—	1,793
Restructuring actions	—	5,795			—	5,795
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$38,316	$37,871	1.2		$70,694	$72,373	(2.3)

Operating Margin - Industrial Segment (GAAP)	15.4%	12.3%	310	bps.	14.3%	13.5%	80	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	15.4%	15.0%	40	bps.	14.3%	15.1%	(80)	bps.

CONSOLIDATED RESULTS
Operating Income (GAAP)	$63,879	$50,759	25.8		$120,512	$107,037	12.6
FOBOHA short-term purchase accounting adjustments	—	1,193			—	1,793
Restructuring actions	—	5,795			—	5,795
Operating Income as adjusted (Non-GAAP) (1)	$63,879	$57,747	10.6		$120,512	$114,625	5.1

Operating Margin (GAAP)	17.0%	13.9%	310	bps.	16.2%	15.2%	100	bps.
Operating Margin as adjusted (Non-GAAP) (1)	17.0%	15.8%	120	bps.	16.2%	16.2%	—	bps.

Diluted Net Income per Share (GAAP)	$0.93	$0.82	13.4		$1.65	$1.52	8.6
FOBOHA short-term purchase accounting adjustments	—	0.02			—	0.02
Effects of U.S. tax reform	(0.03)	—			(0.03)	—
Restructuring actions	—	(0.03)			—	(0.03)
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.90	$0.81	11.1		$1.62	$1.51	7.3

	Full-Year 2017		Full-Year 2018 Outlook
Diluted Net Income per Share (GAAP)	$1.09		$3.21	to	$3.31
Effects of U.S. tax reform	1.77			(0.03)
FOBOHA short-term purchase accounting adjustments	0.03
Restructuring actions	(0.01)
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.88		$3.18	to	$3.28

Notes:
(1) The Company has excluded adjustments of $1,522 made in the second quarter of 2018 to reduce the tax expense recorded in December 2017 related to the U.S. tax reform (commonly referred to as the Tax Cuts and Jobs Act) from its "as adjusted" financial measurements for 2018. The Company has excluded the following from its "as adjusted" financial measurements for 2017: 1) the effects of U.S. tax reform ($96,700), 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment and 4) the related pension curtailment and settlement gains included in non-operating income. The tax effects of these items, excluding the effects of U.S. tax reform which impacted tax expense directly, were calculated based on the respective tax jurisdiction of each item and range from approximately 21% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.

(2) Results for 2017 have been adjusted on a retrospective basis to reflect the impact of the adoption of revised guidance for the presentation of pension and other postretirement benefit costs in the first quarter of 2018.